Exhibit 99.1

RFM Announces New Credit Facility and Sales Estimates for ‘Q1 Ended 11-30-09

Sales for ‘Q1 of Fiscal 2010 Estimated to Be in Excess of $8.2 Million

DALLAS--(BUSINESS WIRE)--December 1, 2009--RF Monolithics, Inc. (NASDAQ: RFMI) (“RFM” or the “Company”) announced that it has entered into a new $5 million senior secured credit facility with ViewPoint Bank, FSB (“ViewPoint”), which is a wholly owned subsidiary of ViewPoint Financial Group (NASDAQ: VPFG). Also, the Company announced that Sales for first quarter of fiscal 2010, ended November 30, 2009, are estimated to be between $8.2 million and $8.5 million, representing an increase of between 10% and 13% over fourth quarter of fiscal 2009.

New Credit Facility

This new credit facility with ViewPoint was funded and proceeds were used to repay and terminate our credit facility and forbearance agreement with Wells Fargo Bank. ViewPoint is providing this new $5 million revolving line of credit with advances based on accounts receivable and finished goods inventory. The terms of this new one year credit agreement offer more flexible financial covenants and streamline our reporting requirements. Our covenants are measured quarterly and consist of: i) a current ratio of at least 1.0 and ii) maintenance of a minimum net worth of $4.8 million. These attractive covenants enable us to address expanding working capital requirements as the sales recovery continues. An additional provision of the agreement deals with our capital structure and our anticipated need for working capital to satisfy what we hope will be, continually expanding revenues. Prior to our fiscal 2010 year end (August, 2010) RFM will raise $700,000 of additional capital, potentially including non dilutive subordinated forms of financing. Upon completion of this financing, ViewPoint has agreed to increase its maximum advance against finished goods inventory by $750,000, allowing RFM the flexibility to finance growing revenues which we anticipate, at least in part from improving economic conditions.

Pursuant to the early termination of the credit facility with Wells Fargo in the first fiscal quarter of 2010, the Company expects to incur one-time charges for: i) early termination fees and ii) the write off of capitalized costs related to the retired credit facility. Total costs and charges approximate $200,000. However, these one-time costs and charges are expected to be offset over the ensuing twelve months by reduced bank fees, the elimination of unused line fees and lower interest rates and expense.

“We are very pleased to enter into this new credit facility with ViewPoint Bank”, stated David M. Kirk, President and Chief Executive Officer of RFM. “This new credit facility will allow the company to operate with sufficient liquidity and availability and allow us to focus on the sales growth we are seeing. We have worked well the past 9 months with ViewPoint as the lender for our current building mortgage and believe expanding the relationship to be our sole senior lender will further enhance our financial partnership.”

Estimated First Quarter Results

Mr. Kirk stated further, “For our first quarter of 2010 that ended yesterday, we expect to report another quarter of sequential sales growth. We have seen some recovery in our automotive market due to increased requirements in that supply chain and we continue to experience strong sales to the medical market. However, the product mix was heavier from our Components business, likely producing lower average gross profit margins than budgeted. With higher sales, but lower average gross margins, we expect operating results to be similar to our previous quarter, excluding the one time early termination fees and expenses associated with the retirement of the Wells Fargo credit agreement. We felt securing a new banking relationship is clearly in the best interest of the Company and its stakeholders, notwithstanding these one-time costs and charges.”

The Company expects to release full results of the first quarter of fiscal 2010, ended on November 30, 2009 after market close on Thursday, December 17, 2009. Following the release, the management of RFM will conduct a telephone conference call, at 5:00 pm (Eastern), to discuss operating performance for the period. Details on participating in the conference call will be published in the release.

About RFM:

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at http://www.RFM.com.

Forward-Looking Statements:

This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the plans, objectives, expectations and intentions of RFM and/or its wholly-owned subsidiaries (collectively, the “Company” or “we”) involve risks and uncertainties. Statements containing terms such as “believe,” “expect,” “plan,” “anticipate,” “may” or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities and uncertainties in our markets, availability of working capital on reasonable terms, statements regarding our mission and vision, and future financial and operating results. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to our bankers’ willingness to work with us in structuring credit facilities as needed, maintaining favorable terms of sales with suppliers, economic conditions as related to our customer base, collection of receivables from customers who may be affected by economic conditions, the highly competitive market in which we operate, rapid changes in technologies that may displace products sold by us, declining prices of products, our reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of our products, and changes in our level of sales or profitability, as well as the other risks detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended August 31, 2009. We do not assume any obligation to update any information contained in this release.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com